                                                                    EXHIBIT 12.1

               STATEMENT SETTING FORTH DETAIL FOR COMPUTATION OF
                       RATIO OF EARNINGS TO FIXED CHARGES
                             (MILLIONS OF DOLLARS)

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
                                               YEAR ENDED DECEMBER 31,
                                     MARCH 31, ----------------------------
                                       1998    1997  1996  1995  1994  1993
                                     --------- ----  ----  ----  ----  ----
HISTORICAL INFORMATION
  Income from continuing
   operations before income
   taxes and cumulative effect
   of accounting changes........   A   $104    $456  $196  $618  $350  $ 16
  Fixed charges:
    Interest expenses, gross....         31     103    81    80    74    74
    Portion of rentals
     representative of interest.          5      19    22    20    17    14
                                       ----    ----  ----  ----  ----  ----
      Total fixed charges before
       capitalized interest.....   B     36     122   103   100    91    88
    Capitalized interest........         --       5    33     6    --    --
                                       ----    ----  ----  ----  ----  ----
      Total fixed charges
       including capitalized
       interest.................   C     36     127   136   106    91    88
                                       ----    ----  ----  ----  ----  ----
  Earnings (A + B)..............   D   $140    $583  $299  $718  $441  $104
  Ratio of earnings to fixed
   charges (D/C)................        3.9x    4.6x  2.2x  6.8x  4.8x  1.2x
                                       ====    ====  ====  ====  ====  ====
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